As filed with the Securities and Exchange Commission on August 11, 2003
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MIPS TECHNOLOGIES, INC.
(Exact name of issuer as specified in its charter)


Delaware
(State or other jurisdiction of incorporation or organization)


77-0322161
(I.R.S. Employer Identification No.)


1225 Charleston Road
Mountain View, CA 94043-1353
(Address of principal executive offices)


MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended
MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended
(Full titles of the plans)

John E. Bourgoin
Chief Executive Officer and President
MIPS TECHNOLOGIES, INC.
1225 Charleston Road
Mountain View, CA 94043-1353
(Name and address of agent for service)

(650) 567-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

                         Title of Securities to be Registered
               Class A Common Stock,     Class A Common Stock,
                 $0.001 par value        $0.001 par value     Total

Amount to
be registered         1,622,269 (1)      202,885 (2)         1,825,154

Proposed Maximum
Offering Price
Per Share (3)            $3.15           $2.6775

Proposed Maximum
Aggregate Offering
Price                 $5,110,147         $543,225

Amount of
Registration Fee      $414               $44               $458

(1) Represents 1,622,269 shares of Class A Common Stock automatically reserved on July 1, 2003 for issuance upon the exercise of stock options that may be granted under the 1998 Long-Term Incentive Plan, as amended.

(2) Represents 202,885 shares of Class A Common Stock automatically reserved on July 1, 2003 for issuance upon the exercise of purchase rights that may be granted under the Employee Stock Purchase Plan, as amended.

(3) The price shown is the average of the bid and askedprice of the Registrant's Class A Common Stock reported on the NASDAQ National
Market on August 6, 2003, in accordance with Rules 457(c) and
(h) of the Securities Act of 1933, as amended (the "Securities Act"), and is being used solely for the purpose of calculating the registration fee. In the case of the Employee Stock Purchase Plan, this amount is multiplied by 85%, which amount is the percentage of the price per share applicable to purchases under the Employee Stock Purchase Plan.


STATEMENT PURSUANT TO
GENERAL INSTRUCTION E TO FORM S-8
The contents of the Registrant's Registration Statements on Form S-8
(Reg. Numbers 333-65693, 333-95339, 333-44526, 333-66028, and 333-100092),
as filed with the Securities and Exchange Commission (the "Commission") on October 15, 1998, January 25, 2000, August 25, 2000, July 27, 2001
and September 25, 2002 respectively, are incorporated by reference herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.	 Exhibits
             See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on August 11, 2003.

MIPS TECHNOLOGIES, INC.
By:  /s/ John E. Bourgoin
John E. Bourgoin
President, Chief Executive Officer and Director

SIGNATURES and POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. In addition, each person whose signature appears below constitutes and appoints John E. Bourgoin and Kevin C.
Eichler, each alone to act as his true and lawful attorney-in-fact and agent, each with the full power of substitution, for him and in his name in any and all capacities, to sign any or all amendments, including pre-effective and post-effective amendments, and supplements to this Registration Statement on Form S-8 relating to the Registrant's 1998 Long-Term Incentive Plan and Employee Stock Purchase Plan, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


Signature
Title
Date

/s/  John F. Bourgoin
John E. Bourgoin
Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)
August 11, 2003

/s/  Kevin C. Eichler
Kevin C. Eichler
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
August 11, 2003

/s/  Kenneth L. Coleman
Kenneth L. Coleman
Director
August 11, 2003

/s/  Fred M. Gibbons
Fred M. Gibbons
Director
August 11, 2003

/s/  Anthony B. Holbrook
Anthony B. Holbrook
Director
August 11, 2003

/s/  Benjamin A. Horowitz
Benjamin A. Horowitz
Director
August 11, 2003

/s/  William M. Kelly
William M. Kelly
Director
August 11, 2003


EXHIBIT INDEX
Item 8.  Exhibits


	Incorporated By Reference

Exhibit                                             Filing   Exhibit  Filed
No.	   Exhibit                Form    File No.    Date     No.      Herewith

4.01     MIPS Technologies,
         Inc. 1998 Long-Term
         Incentive Plan,
         as amended             10-Q    000-24487   2-14-03  10.8

4.02     MIPS Technologies,
         Inc. Employee Stock
         Purchase Plan,
         as amended             DEF14A  000-24487   9-22-99  Exhibit B

5.01     Opinion of Fenwick
         & West LLP                                                       X

23.01    Consent of Fenwick
         & West LLP (included
         in Exhibit 5.01)                                                 X

23.02    Consent of Ernst &
         Young LLP, Independent
         Auditors                                                         X

24.1     Power of Attorney
         (included on signature
         page)                                                            X




EXHIBIT 5.01

August 11, 2003


MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, California   94043-1353

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by MIPS Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about August 11, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,825,154 shares of your common stock (the "Stock") that are subject to issuance by you as follows in connection with evergreen increases under such plans effective as of July 1, 2003:

- 1,622,269 shares of Stock reserved for issuance upon exercise of stock options granted or to be granted under your 1998 Long-Term Incentive Plan (the "Option Plan"); and

- 202,885 shares of Stock reserved for issuance upon exercise of purchase rights granted or to be granted under your Employee Stock Purchase Plan (the "Purchase Plan").

The Option Plan and the Purchase Plan are collectively referred to herein as the "Plans." In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included an examination of the following:

(1)	your Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on April 1, 1999;

(2)	your Amended and Restated Bylaws, certified by the Company's
Secretary on or about the date hereof;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectuses prepared in connection with the Registration
Statement;

(5)	the action by written consent and minutes of the meetings of the
Board of Directors on May 22, 1998 and August 27, 1998, respectively, relating to the adoption and subsequent amendment of the Plans and the action by written consent of your stockholders on May 22, 1998 relating to the adoption of the Plans.

(6)	the stock records that you have provided to us, consisting of certificates from your transfer agent as of June 30, 2003 and as of the date hereof, verifying the number of your issued and outstanding shares of capital stock as of those dates and a summary report as of June 30, 2003 and as of the date hereof of the number of shares of your common stock subject to issuance upon exercise of outstanding options to purchase your capital stock and the number of shares of your capital stock reserved for issuance upon the exercise of options to be granted in the future (the "Stock Records"); and

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the "Management Certificate").

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,825,154 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

[Remainder of this page intentionally left blank]

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.


Very truly yours,

FENWICK & WEST LLP

By:  	/s/ Daniel Winnike
Daniel Winnike, a Partner


EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended and the MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended, of MIPS Technologies, Inc. of our report dated July 17, 2002, with respect to the consolidated financial statements of MIPS Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Jose, California
August 8, 2003